Exhibit 99.1

                  OFFICER'S CERTIFICATE OF SERVICER

To: 	Deutsche Bank Trust Company Delaware, as Owner Trustee
        BNY Midwest Trust Co., as Indenture Trustee
        Moody's Investors Service, Inc.
        Standard & Poor's Ratings Group

Pursuant to Section 4.10 of the Sale and Servicing Agreement dated as of November 13, 2003 (the "Sale and Servicing Agreement") among Deutsche Bank Trust Company Delaware, not in its individual capacity but solely as owner trustee (the "Owner Trustee") of M&I Auto Loan Trust 2003-1 (the "Issuer"), M&I Dealer Auto Securitization, LLC, as seller (the "Seller"), M&I Marshall & Ilsley Bank, as servicer (the "Servicer"), and BNY Midwest
Trust Co., as indenture trustee (the "Indenture Trustee"), the undersigned hereby certifies that (i) a review of the activities of Servicer from November 13, 2003 through December 31, 2003, and of its performance under the Sale and Servicing Agreement has been made under the undersigned officer's supervision and
(ii) to the best of the undersigned officer's knowledge, based on such review, Servicer has fulfilled all its obligations in all material respects under the Agreement throughout such period.

IN WITNESS WHEREOF, I have executed this Certificate this day of March 29th, 2004.



                                 M&I Marshall & Ilsley Bank, as Servicer


                                 By: /s/ Thomas J. O'Neill
                                     ------------------------------------
                                 Name:  Thomas J. O'Neill
                                 Title: Executive Vice President